UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 27, 2006

CFS BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

INDIANA
(State or Other Jurisdiction of Incorporation)

000-24611	35-2042093
(Commission File Number)	(IRS Employer Identification No.)

707 Ridge Road, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

(219) 836-5500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 Results of Operations and Financial Condition

On July 27, 2006, CFS Bancorp, Inc. (the "Company") reported its results of operations for the quarter ended June 30, 2006.

For additional information, reference is made to the Company's press release dated July 27, 2006, which is included as Exhibit 99.1 hereto and is incorporated herein by reference thereto. The press release attached hereto is being furnished to the SEC and shall not be deemed to be "filed" for any purpose except otherwise provided herein.

ITEM 9.01 Financial Statements and Exhibits

(a) Not applicable.
(b) Not applicable.
(c) Exhibits

The following exhibit is filed herewith.

Exhibit Number	Description
99.1	Press release dated July 27, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CFS BANCORP, INC.

Date: July 28, 2006	By:	/s/ Brian L. Goins
Brian L. Goins
Sr. Vice President - Corporate Counsel

THOMAS F. PRISBY, CHAIRMAN

CFS Bancorp, Inc.
707 Ridge Road — Munster, Indiana

July 27, 2006
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
219-836-5500

CFS Bancorp, Inc. Announces Second Quarter 2006 Financial Results

MUNSTER, IN - July 27, 2006 - CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company), the parent of Citizens Financial Bank (the Bank), today reported net income of $1.6 million for the second quarter of 2006. This represents an increase of $300,000 or 23.8% over the first quarter of 2006 net income of $1.3 million and an increase of $600,000 or 60.2% over the second quarter of 2005 net income of $1.0 million. Diluted earnings per share increased to $0.14 for the second quarter of 2006 from $0.11 per diluted share for the first quarter of 2006 and $0.08 per diluted share for the second quarter of 2005. The Company’s net interest margin increased to 2.93% for the second quarter of 2006 from 2.82% for the first quarter of 2006 and 2.37% for the second quarter of 2005.

For the six months ended June 30, 2006, net income was $2.9 million, an increase of $1.7 million or 129.3% from the six months ended June 30, 2005. Diluted earnings per share increased to $0.25 for the six months ended June 30, 2006 from $0.11 for the six months ended June 30, 2005. Net interest margin for the six months ended June 30, 2006 was 2.88%, up from 2.19% for the same period in 2005.

Chairman’s Comments

“We are generally pleased with our second quarter results, particularly given the positive trends we have seen in our net income and net interest margin. Our net interest margin increased from the first quarter of 2006 during a period when the industry is experiencing continued margin compression due to rising short-term interest rates and a persistent flat yield curve,” said Thomas F. Prisby, Chairman and CEO. “We attribute our second quarter positive results to our earning asset growth, our disciplined deposit pricing, and our continuing efforts to find lower cost alternative sources of funding with a preference toward low cost deposits. Our regional banking strategy and the development of our repurchase sweep product has allowed us to build new relationships with local municipalities and business owners.”

Mr. Prisby continued, “We have seen strong increases in loan fundings, loan pipeline and business accounts which we believe stem from the implementation of our regional banking strategy. Even though loan originations exceeded our projections during the second quarter of 2006, we were again challenged by substantial principal repayments experienced in our commercial loan portfolio. We believe, however, that our recently hired experienced commercial lenders will help create additional loan growth in the quarters ahead.”

CFS Bancorp, Inc. - Page 2 of 11

Net Interest Income

The Company’s net interest margin increased 11 basis points to 2.93% for the second quarter of 2006 from the first quarter of 2006 and increased 56 basis points from the second quarter of 2005. The Company’s net interest income increased to $8.7 million for the second quarter of 2006 from $8.2 million for the first quarter of 2006 and $7.2 million for the second quarter of 2005. The increase in both net interest margin and net interest income was mainly a result of a $9.5 million increase in average interest-earning assets and an increase in the Company’s weighted-average yield on interest-earning assets for the second quarter of 2006. The Company’s weighted-average yield on interest-earning assets improved to 6.37% for the second quarter of 2006 and represents an increase of 22 basis points from the first quarter of 2006 and 66 basis points from the second quarter of 2005. The Company’s adjustable-rate loans continue to be favorably impacted by repricing at higher market rates. At June 30, 2006, the Company’s $842.8 million net loan portfolio included $231.8 million of variable-rate loans indexed to the Wall Street Journal Prime lending rate and another $366.6 million of variable-rate loans tied to other indices. Partially offsetting the increase in interest income was an increase in interest expense on deposits due to the upward repricing of money market accounts and certificates of deposit as a result of the higher market rates of interest during the second quarter of 2006.

The Company’s cost of borrowings decreased to 7.76% for the second quarter of 2006 from 7.90% for the first quarter of 2006 and 9.39% for the second quarter of 2005. The decrease from the first quarter of 2006 was primarily the result of an increase in the average balance of lower cost repurchase agreements during the second quarter of 2006. The decrease from the second quarter of 2005 was primarily a result of a decrease in the amortization of the deferred premium related to the Company’s Federal Home Loan Bank (FHLB) debt restructuring in 2004. The premium amortization, which is recorded as interest expense on borrowings, totaled $2.6 million, $2.6 million and $4.0 million, respectively, during the second quarter of 2006, the first quarter of 2006 and the second quarter of 2005. The premium amortization adversely impacted the Company’s net interest margin by 86 basis points, 88 basis points and 131 basis points, respectively, for the second quarter of 2006, the first quarter of 2006 and the second quarter of 2005. The Company’s interest expense on borrowings for the second quarter of 2006 compared to the second quarter of 2005 and the first six months of 2006 compared to the first six months of 2005 are detailed in the tables below.

	Three Months Ended
	June 30, 2006	June 30, 2005	$ change	% change
	(Dollars in thousands)
Interest expense on short-term borrowings at contractual rates	$92	$11	$81	NM
Interest expense on FHLB borrowings at contractual rates	2,574	2,932	(358)	(12.2)%
Amortization of deferred premium	2,555	3,992	(1,437)	(36.0)
Total interest expense on borrowings	$5,221	$6,935	$(1,714)	(24.7)

CFS Bancorp, Inc. - Page 3 of 11

	Six Months Ended
	June 30, 2006	June 30, 2005	$ change	% change
	(Dollars in thousands)
Interest expense on short-term borrowings at contractual rates	$130	$14	$116	NM
Interest expense on FHLB borrowings at contractual rates	5,141	5,809	(668)	(11.5)%
Amortization of deferred premium	5,123	8,716	(3,593)	(41.2)
Total interest expense on borrowings	$10,394	$14,539	$(4,145)	(28.5)

The interest expense related to the premium amortization on the early extinguishment of debt is expected to be $2.5 million, $2.0 million, $1.4 million and $1.3 million before taxes in the quarters ending September 30, 2006, December 31, 2006, March 31, 2007 and June 30, 2007, respectively.

Non-Interest Income

The Company’s non-interest income for the second quarter of 2006 was $2.8 million which represents an increase of $0.4 million over the first quarter of 2006 non-interest income of $2.4 million and was relatively stable compared to the second quarter of 2005 non-interest income of $2.9 million. The Company’s service charges and other fees were $1.7 million, $1.6 million and $1.9 million for the second quarter of 2006, the first quarter of 2006 and the second quarter of 2005, respectively. Commission income from the Company’s third-party service provider for the sale of non-deposit investment products decreased during the first and second quarters of 2006 to $62,000 and $55,000, respectively, from $104,000 for the second quarter of 2005 as rates offered on certificates of deposit have become more competitive relative to the yields available on non-deposit products.

Non-Interest Expense

Non-interest expense for the second quarter of 2006 was $9.2 million compared to $8.7 million for the first quarter of 2006 and $8.4 million for the second quarter of 2005. The increase during the second quarter of 2006 from the first quarter of 2006 was primarily related to higher costs associated with the Bank’s healthcare plan. In addition, furniture and equipment depreciation increased due to the Company’s replacement of signage in connection with the Bank’s name change and upgrades to its security systems at each office. Marketing expenses also increased due to promotions and image awareness advertising. The increase in non-interest expense from the second quarter of 2005 was primarily the result of increased compensation and employee benefits expense as a result of staffing for growth and increased pension expense and health insurance costs.

The Company’s efficiency ratio for the second quarter of 2006 was 79.9% compared to 81.8% for the first quarter of 2006 and 82.9% for the second quarter of 2005. The improvement in the efficiency ratio for the second quarter of 2006 was primarily the result of the increase in net interest income from the first quarter of 2006 and the second quarter of 2005. The Company’s core efficiency ratio was 65.7% for the second quarter of 2006 compared to 65.3% for the first quarter of 2006 and 59.4% for the second quarter of 2005. The core efficiency ratio for the second quarter of 2006 was impacted by the Company’s investment in its regional banking strategy and the resulting increase in non-interest expense. The efficiency ratio and the core efficiency ratio calculations are presented in the last table of this press release.

CFS Bancorp, Inc. - Page 4 of 11

Management has historically used an efficiency ratio that is a non-GAAP financial measure of operating expense control and operating efficiency. The efficiency ratio is typically defined as the ratio of non-interest expense to the sum of non-interest income and net interest income before the provision for losses on loans. Many financial institutions, in calculating the efficiency ratio, adjust non-interest income (as calculated under GAAP) to exclude certain component elements, such as gains or losses on sales of securities and assets. Management follows this practice to calculate its core efficiency ratio and utilizes this non-GAAP measure in its analysis of the Company’s performance. The core efficiency ratio is different from the GAAP-based efficiency ratio. The GAAP-based measure is calculated using non-interest expense, net interest income before the provision for losses on loans and non-interest income as presented on the consolidated statements of income.

The Company’s core efficiency ratio is calculated as non-interest expense, excluding any prepayment penalties incurred as a result of the early extinguishment of debt, divided by the sum of net interest income before the provision for losses on loans, excluding the deferred premium amortization related to the early extinguishment of debt, and non-interest income, adjusted for gains or losses on the sale of securities and other assets and other-than-temporary impairments. Management believes that the core efficiency ratio enhances investors’ understanding of the Company’s business and performance. The measure is also believed to be useful in understanding the Company’s performance trends and to facilitate comparisons with the performance of others in the financial services industry. Management further believes the presentation of the core efficiency ratio provides useful supplemental information, a clearer understanding of the Company’s financial performance, and better reflects the Company’s core operating activities.

The risks associated with utilizing operating measures (such as the efficiency ratio) are that various persons might disagree as to the appropriateness of items included or excluded in these measures and that other companies might calculate these measures differently. Management of the Company compensates for these limitations by providing detailed reconciliations between GAAP information and its core efficiency ratio within the last table of this press release; however, these disclosures should not be considered as an alternative to GAAP.

Income Taxes

The Company’s income tax expense for second quarter of 2006 was $526,000 compared to $252,000 for the first quarter of 2006 and $199,000 for the second quarter of 2005. The increase in income tax expense for the second quarter of 2006 was mainly a result of increased pre-tax earnings during the period compared to the prior periods. Permanent tax differences, primarily related to the Company’s investment in bank-owned life insurance, and the application of available tax credits continue to have a favorable impact on income tax expense.

Asset Quality

The Company’s provision for losses on loans decreased to $173,000 for the second quarter of 2006 from $385,000 for the first quarter of 2006 and $512,000 for the comparable 2005 period primarily as a result of reduced loans receivable. The Company’s net charge-offs through the allowance for losses on loans for the second quarter of 2006 were $1.8 million compared to net recoveries of $13,000 for the first quarter of 2006 and net charge-offs of $55,000 for the second quarter of 2005. The increase in the net charge-offs in the second quarter of 2006 primarily related to a $6.8 million commercial real estate

CFS Bancorp, Inc. - Page 5 of 11

loan that was transferred to other real estate owned during the quarter at its net realizable value which equaled the loan’s carrying value less its related impairment reserve.

The following table identifies the Company’s impaired loans at the dates indicated.

	June 30, 2006	March 31, 2006	December 31, 2005
	(Dollars in thousands)
Total impaired loans	$16,401	$21,573	$22,157
Aggregate impairment reserve	5,369	6,688	5,824
Number of impaired loans	8	8	8

On a quarterly basis, management updates each impairment analysis utilizing current information. Based on the updated analysis completed during the second quarter of 2006, the Company increased its impairment reserve by $200,000 to $950,000 with respect to one $2.4 million commercial real estate loan participation secured by property that previously housed a nursing home. In addition, the Company identified one other commercial real estate loan with an outstanding balance of $1.8 million as impaired and allocated an impairment reserve of $265,000 based on the Company’s impairment analysis. During the quarter, the Company transferred one impaired commercial real estate loan to other real estate owned as discussed above.

The Company’s non-performing assets totaled $24.5 million at June 30, 2006, $26.1 million at March 31, 2006 and $21.6 million at December 31, 2005. The decrease in non-performing assets for the second quarter of 2006 was primarily related to the previously described transfer of one impaired commercial real estate loan to other real estate owned.

The Company’s allowance for losses on loans was $11.7 million at June 30, 2006, $13.3 million at March 31, 2006 and $12.9 million at December 31, 2005. The ratio of the allowance for losses on loans to total loans was 1.39%, 1.52% and 1.41% at June 30, 2006, March 31, 2006 and December 31, 2005, respectively. The Company maintains the allowance for losses on loans at a level that management believes is sufficient to absorb credit losses inherent in the loan portfolio. The allowance for losses on loans represents the Company’s estimate of inherent losses existing in the loan portfolio that are both probable and reasonable to estimate at each balance sheet date and is based on its review of available and relevant information. The Company believes that at June 30, 2006, the allowance for losses on loans was adequate.

Balance Sheet

At June 30, 2006, the Company’s total assets increased $17.3 million or 1.4% to $1.28 billion from $1.26 billion at March 31, 2006 and $38.9 million or 3.1% from $1.24 billion at December 31, 2005.

At June 30, 2006, the Company’s loans receivable totaled $842.8 million compared to $878.2 million at March 31, 2006 and $917.4 million at December 31, 2005. Strong loan fundings of $76.1 million and total loan purchases of $23.7 million for the second quarter of 2006 were more than offset by repayments and loans sold. At June 30, 2006, the Company had commitments to originate commercial and retail loans and lines of credit totaling $100.5 million and commitments to fund unused construction loans and lines of credit totaling $149.8 million.

CFS Bancorp, Inc. - Page 6 of 11

At June 30, 2006, securities available-for-sale increased by $33.5 million and $82.1 million, respectively, to $300.7 million from $267.1 million and $218.6 million at March 31, 2006 and December 31, 2005, respectively.

Total deposits were $838.5 million at June 30, 2006 compared to $846.8 million at March 31, 2006 and $828.6 million at December 31, 2005. The decrease in total deposits during the quarter ended June 30, 2006 was caused by a $16.8 million decrease in core deposits of which $9.1 million related to one account. This decrease was partially offset by an increase of $8.5 million in certificates of deposits. The increase in deposits from December 31, 2005 was primarily related to an increase in certificates of deposit totaling $22.6 million which was partially offset by a decrease in core deposits of $12.8 million.

The Company’s borrowed money totaled $281.0 million at June 30, 2006 compared to $265.2 million at March 31, 2006 and $257.3 million at December 31, 2005. The Company’s borrowed money consisted of the following as of the dates indicated:

	June 30, 2006	March 31, 2006	December 31, 2005
	(Dollars in thousands)
Short-term variable-rate borrowings and repurchase agreements	$29,139	$5,925	$555
Net FHLB borrowings	251,827	259,303	256,771
Total borrowings	$280,966	$265,228	$257,326

The Company’s FHLB borrowings are net of the unamortized premium related to the early extinguishment of FHLB debt totaling $10.7 million, $13.2 million and $15.8 million as of June 30, 2006, March 31, 2006 and December 31, 2005, respectively.

Stockholders’ equity at June 30, 2006 was $133.7 million compared to $142.4 million at December 31, 2005. The decrease during the six months ended June 30, 2006 was primarily due to:

•	repurchases of shares of the Company’s common stock during 2006 totaling $10.4 million;
•	cash dividends declared during 2006 totaling $2.7 million; and
•	increased accumulated other comprehensive losses of $1.8 million.

The following increases in stockholders’ equity during the first six months of 2006 partially offset the aforementioned decreases:

•	net income of $2.9 million;
•	shares committed to be released under the Company’s Employee Stock Ownership Plan totaling $877,000; and
•	proceeds from stock option exercises totaling $2.1 million.

During the first six months of 2006, the Company repurchased 709,925 shares of its common stock at an average price of $14.66 per share pursuant to the share repurchase program announced in March 2003, which was completed in June 2006, and the new share repurchase program announced in June 2006. At June 30, 2006, the Company had 546,057 shares remaining to be repurchased under the current share repurchase program. Since its initial public offering, the Company has repurchased an aggregate of 12,826,715 shares of its common stock at an average price of $12.00 per share.

CFS Bancorp, Inc. - Page 7 of 11

The regulatory capital ratios of the Bank continued to exceed all regulatory requirements. At June 30, 2006, the Bank remained “well-capitalized” under the Office of Thrift Supervision’s regulatory capital guidelines.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.3 billion asset federal savings bank. Citizens Financial Bank is an independent bank that provides community banking services and currently operates 21 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company maintains a website at www.cfsbancorp.com.

# # #

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include but are not limited to statements regarding loan and deposit growth, development of loan and deposit banking relationships, growth in lending staff, business and banking strategies, asset yields and cost of funds, net interest income, loan and deposit levels, net interest margin, allowance for losses on loans and impairment allocations, income levels, levels of non-performing assets, expected effect of amortization of deferred premium on the FHLB debt, and the impact of tax credits and permanent tax differences. In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

# # #

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOW

CFS Bancorp, Inc. - Page 8 of 11

	CFS BANCORP, INC.
	Highlights (Unaudited)
	(Dollars in thousands, except per share data)

EARNINGS HIGHLIGHTS AND PERFORMANCE		Three Months Ended			Six Months Ended
RATIOS (1)		June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Net income		$1,621	$1,309	$1,012	$2,930	$1,278
Basic earnings per share		0.14	0.11	0.09	0.26	0.11
Diluted earnings per share		0.14	0.11	0.08	0.25	0.11
Cash dividends declared per share		0.12	0.12	0.12	0.24	0.24
Return on average assets		0.51%	0.42%	0.31%	0.47%	0.20%
Return on average equity		4.74	3.75	2.77	4.24	1.75
Average yield on interest-earning assets		6.37	6.15	5.71	6.26	5.61
Average cost on interest-bearing liabilities		3.90	3.81	3.77	3.86	3.86
Interest rate spread		2.47	2.34	1.94	2.40	1.75
Net interest margin		2.93	2.82	2.37	2.88	2.19
Average equity to average assets (2)		10.83	11.31	11.33	11.07	11.32
Average interest-earning assets
to average interest-bearing liabilities (2)		113.56	114.32	113.02	113.93	112.91
Non-interest expense to average assets		2.93	2.82	2.60	2.88	2.59
Efficiency ratio (3)		79.93	81.77	82.94	80.81	89.28
Market price per share of common stock
for the period ended:	Closing	$14.84	$14.98	$13.30	$14.84	$13.30
	High	14.90	14.98	13.92	14.98	14.37
	Low	14.10	14.32	13.02	14.10	13.02

STATEMENT OF CONDITION HIGHLIGHTS			June 30,	March 31,	December 31,	June 30,
(at period end)			2006	2006	2005	2005
Total assets			$1,281,831	$1,264,491	$1,242,888	$1,283,027
Loans receivable, net of unearned fees			842,830	878,161	917,405	968,659
Total deposits			838,516	846,796	828,635	823,023
Total stockholders' equity			133,689	140,173	142,367	146,312
Book value per common share			11.62	11.78	11.86	11.85
Non-performing loans			18,833	25,542	21,041	26,439
Non-performing assets			24,450	26,116	21,581	27,097
Allowance for losses on loans			11,690	13,337	12,939	13,892
Non-performing loans to total loans			2.23%	2.91%	2.29%	2.73%
Non-performing assets to total assets			1.91	2.07	1.74	2.11
Allowance for losses on loans to non-performing loans			62.07	52.22	61.49	52.54
Allowance for losses on loans to total loans			1.39	1.52	1.41	1.43

Employees (FTE)			348	338	347	339
Branches and offices			21	21	22	22

		Three Months Ended			Six Months Ended
AVERAGE BALANCE DATA		June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Total assets		$1,266,106	$1,253,068	$1,294,170	$1,259,624	$1,297,710
Loans receivable, net of unearned fees		861,407	894,496	972,417	877,860	977,822
Total interest-earning assets		1,193,321	1,183,795	1,218,894	1,188,585	1,222,752
Total liabilities		1,129,034	1,111,347	1,147,560	1,120,241	1,150,789
Total deposits		848,088	834,701	838,151	841,431	842,453
Interest-bearing deposits		784,731	773,655	786,390	779,224	792,295
Non-interest bearing deposits		63,357	61,046	51,761	62,207	50,158
Total interest-bearing liabilities		1,050,851	1,035,541	1,078,493	1,043,239	1,082,896
Stockholders' equity		137,072	141,721	146,610	139,383	146,921
(1) Ratios are annualized where appropriate.
(2) Ratios calculated on average balances for the periods presented.
(3) See calculations in the last table of this press release.

CFS Bancorp, Inc. - Page 9  of 11

	CFS BANCORP, INC.
	Consolidated Statements of Income (Unaudited)
	(Dollars in thousands, except per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Interest income:
Loans	$15,326	$14,903	$15,158	$30,229	$29,731
Securities	3,150	2,491	1,851	5,641	3,572
Other	486	563	333	1,049	702
Total interest income	18,962	17,957	17,342	36,919	34,005

Interest expense:
Deposits	5,009	4,548	3,207	9,557	6,212
Borrowings	5,221	5,173	6,935	10,394	14,539
Total interest expense	10,230	9,721	10,142	19,951	20,751
Net interest income before provision for losses on loans	8,732	8,236	7,200	16,968	13,254
Provision for losses on loans	173	385	512	558	767
Net interest income after provision for losses on loans	8,559	7,851	6,688	16,410	12,487

Non-interest income:
Service charges and other fees	1,710	1,602	1,923	3,312	3,636
Commission income	55	62	104	117	269
Net realized losses on sales of securities	-	(127)	(23)	(127)	(88)
Impairment on available-for-sale securities	-	-	-	-	(240)
Net gains on sales of assets	47	1	20	48	82
Income from bank-owned life insurance	396	392	367	788	729
Other income	621	507	511	1,128	995
Total non-interest income	2,829	2,437	2,902	5,266	5,383

Non-interest expense:
Compensation and employee benefits	5,260	5,067	4,533	10,327	9,126
Net occupancy expense	652	662	704	1,314	1,427
Professional fees	413	351	460	764	815
Data processing	678	673	672	1,351	1,352
Furniture and equipment expense	541	427	412	968	855
Marketing	391	198	198	589	395
Other general and administrative expenses	1,306	1,349	1,400	2,655	2,669
Total non-interest expense	9,241	8,727	8,379	17,968	16,639

Income before income taxes	2,147	1,561	1,211	3,708	1,231
Income tax expense (benefit)	526	252	199	778	(47)

Net income	$1,621	$1,309	$1,012	$2,930	$1,278

Per share data:
Basic earnings per share	$0.14	$0.11	$0.09	$0.26	$0.11
Diluted earnings per share	$0.14	$0.11	$0.08	$0.25	$0.11
Cash dividends declared per share	$0.12	$0.12	$0.12	$0.24	$0.24

Weighted-average shares outstanding	11,252,865	11,504,748	11,811,476	11,378,111	11,799,220
Weighted-average diluted shares outstanding	11,482,560	11,749,377	12,027,547	11,615,231	12,039,677

CFS Bancorp, Inc. - Page 10 of 11

	CFS BANCORP, INC.
	Consolidated Statements of Condition (Unaudited)
	(Dollars in thousands)

	June 30, 2006	March 31, 2006	December 31, 2005	June 30, 2005

ASSETS
Cash and amounts due from depository institutions	$30,200	$15,402	$17,600	$19,844
Interest-bearing deposits	1,760	9,757	1,785	2,331
Federal funds sold	14,285	9,372	4,792	590
Cash and cash equivalents	46,245	34,531	24,177	22,765

Securities, available-for-sale	300,651	267,106	218,550	205,686
Investment in Federal Home Loan Bank stock, at cost	28,252	28,252	28,252	28,252

Loans receivable, net of unearned fees	842,830	878,161	917,405	968,659
Allowance for losses on loans	(11,690)	(13,337)	(12,939)	(13,892)
Net loans	831,140	864,824	904,466	954,767

Accrued interest receivable	6,678	7,146	6,142	5,719
Office properties and equipment	15,552	15,209	15,017	15,035
Investment in bank-owned life insurance	35,676	35,281	34,889	34,090
Prepaid expenses and other assets	17,637	12,142	11,395	16,713
Total assets	$1,281,831	$1,264,491	$1,242,888	$1,283,027

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$838,516	$846,796	$828,635	$823,023
Borrowed money	280,966	265,228	257,326	297,565
Advance payments by borrowers for taxes and insurance	6,187	5,316	6,641	6,531
Other liabilities	22,473	6,978	7,919	9,596
Total liabilities	1,148,142	1,124,318	1,100,521	1,136,715

Stockholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 11,502,776, 11,903,644, 12,005,431 and
12,345,782 shares outstanding	234	234	234	234
Additional paid-in capital	190,522	190,415	190,402	190,114
Retained earnings	94,615	94,318	94,379	93,393
Treasury stock, at cost; 11,920,530, 11,519,662, 11,417,875 and
11,077,524 shares	(144,159)	(138,117)	(136,229)	(131,315)
Unallocated common stock held by Employee Stock Ownership Plan	(4,163)	(4,462)	(4,762)	(5,361)
Unearned common stock acquired by Recognition and Retention Plan	-	-	(111)	(111)
Accumulated other comprehensive loss, net of tax	(3,360)	(2,215)	(1,546)	(642)
Total stockholders' equity	133,689	140,173	142,367	146,312

Total liabilities and stockholders' equity	$1,281,831	$1,264,491	$1,242,888	$1,283,027

CFS Bancorp, Inc. - Page 11 of 11

	CFS BANCORP, INC.
	Efficieny Ratio Calculations (Unaudited)
	(Dollars in thousands)

	Three Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005

Efficiency Ratio:
Non-interest expense	$9,241	$8,727	$8,379

Net interest income before the provision for losses on loans
plus non-interest income	$11,561	$10,673	$10,102

Efficiency ratio	79.93%	81.77%	82.94%

Core Efficiency Ratio:
Non-interest expense	$9,241	$8,727	$8,379

Net interest income before the provision for losses on
loans plus non-interest income	$11,561	$10,673	$10,102

Adjustments:
Net realized losses on sales of securities available-for-sale	-	127	23
Net realized gains on sales of assets	(47)	(1)	(20)
Amortization of deferred premium	2,555	2,568	3,992
Net interest income before the provision for losses on
loans plus non-interest income - as adjusted	$14,069	$13,367	$14,097

Core efficiency ratio	65.68%	65.29%	59.44%

		Six Months Ended
		June 30, 2006	June 30, 2005

Efficiency Ratio:
Non-interest expense		$17,968	$16,639

Net interest income before the provision for losses on loans
plus non-interest income		$22,234	$18,637

Efficiency ratio		80.81%	89.28%

Core Efficiency Ratio:
Non-interest expense		$17,968	$16,639

Net interest income before the provision for losses on
loans plus non-interest income		$22,234	$18,637

Adjustments:
Net realized losses on sales of securities available-for-sale		127	88
Impairment of securities available-for-sale		-	240
Net realized gains on sales of assets		(48)	(82)
Amortization of deferred premium		5,123	8,716
Net interest income before the provision for losses on
loans plus non-interest income - as adjusted		$27,436	$27,599

Core efficiency ratio		65.49%	60.29%